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                                                                     EXHIBIT 2.5
                               PETOPIA.COM,INC.

                            SECURED PROMISSORY NOTE

$2,000,000.00                                                   January 18, 2000
                                                       San Francisco, California

     FOR VALUE RECEIVED, the undersigned, PETOPIA.COM, INC., a Delaware corporation, hereby promises to pay to the order of each of the persons listed on Exhibit A attached hereto in the percentages listed on Exhibit A attached hereto set forth opposite each such person's name (together with their successors and assigns, each a "Holder" and collectively the "Holders") the principal sum of Two Million dollars ($2,000,000.00) on or before the earlier of
(i) two business days following the closing of the undersigned's initial public offering of common stock on Form S-1 filed with the Securities and Exchange Commission; or (ii) June 15, 2000 (the "Maturity Date"). The Holders include holders (the "Warrantholders") of unexercised C/R Catalog Corp. Common Stock Purchase Warrants Series A and Common Stock Purchase Warrants Series B ("Company Stock Purchase Warrants") which have been assumed by the undersigned. Interest shall accrue from the date of this Note on the unpaid principal amount at the rate of seven percent (7%) per annum until paid. All interest shall be due and payable at the Maturity Date. On each payment date under this Note, each Holder shall be entitled to receive an amount equal to the aggregate amount of the payment multiplied by each Holder's percentage interest in the Note set forth opposite each Holder's name on Exhibit A; provided, however, that the payments due to Holders who are Warrantholders shall be made at the times and to the extent they exercise the Company Stock Purchase Warrants, but in any event, such payments shall not be made prior to the Maturity Date and interest on the portion of this Note to be paid to the Warrantholders shall cease to bear interest on the Maturity Date. Payments shall be made to each Holder at their respective addresses set forth on Exhibit A attached hereto.

     The prompt payment when due of all amounts due hereunder are secured by a security interest created by this Note in all the undersigned's assets, wherever located. All actions to enforce the payments due under this Note shall be taken by a majority in interest of the Holders.

     The undersigned hereby grants to the Holders a continuing security interest in all of the assets of the undersigned, wherever located, owned, licensed, leased, consigned, arising or acquired, whether now existing or hereafter coming into existence, including, without limitation, all accounts, goods (including all consumer goods, equipment, motor vehicles, fixtures and inventory), general intangibles, instruments, securities, chattel paper, documents and letters of credit, together with all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor, all products thereof, all accessories, parts and other property used in connection therewith, all books, ledgers, books of account, records, writing, data bases, information and other property relating to, incorporating or referring to any of the foregoing, and all proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing (collectively, the "Collateral").

     The undersigned hereby represents, warrants and covenants that: (a) except for the security interest granted by this Note and the security interests granted to Greyrock Capital, the undersigned owns the Collateral free and clear of any lien, security interest, claim or
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encumbrance; (b) the undersigned will notify Holders in writing at least thirty
(30) days prior to any change in the undersigned's name, address or identity; and (c) the undersigned will take all actions reasonably requested by a majority in interest of the Holders to assure the continued protection, validity and perfection of the Holders' security interest in all Collateral and other rights hereunder, including, without limitation, by delivery to the Holders of appropriate financing statements duly executed by the undersigned and ready for filing.

     Each of the following events or occurrences shall constitute a "default" under this Note: (a) the undersigned shall fail to pay any amount of principal or interest due hereunder when due; (b) the undersigned shall fail to perform any other obligation hereunder and such failure continues for a period of thirty
(30) days after receipt by the undersigned of written notice of such failure from a majority in interest of the Holders; (c) a default shall occur in the payment when due (subject to applicable grace periods), whether by acceleration or otherwise, of any indebtedness of the undersigned in excess of $1,000,000.00;
(d) the undersigned shall become insolvent, a receiver, trustee or custodian is appointed for the undersigned or any part of the property of the undersigned, or any proceeding is commenced by or against the undersigned under any bankruptcy, reorganization, debt arrangement or insolvency law; and (e) the holder of any lien on or security interest in any property of the undersigned constituting Collateral shall take any action to enforce such lien or security interest.

     Upon a default, and at any time after a default, a majority in interest of the Holders at their option will have all rights and remedies of a secured party under the Uniform Commercial Code of the State of California ("UCC"), and other applicable laws. In addition to the foregoing rights and remedies, upon a default, and at any time after a default, Holders of a majority in interest of this Note shall have the right to declare all amounts due hereunder to be payable, without further notice, demand or presentment of any kind (provided that in the event of a default described in clause (c) of the foregoing paragraph, all amounts due hereunder automatically shall become due and payable, without declaration, notice, demand or presentment of any kind), and shall have the right to take immediate and exclusive possession of any or all Collateral and sell, assign, lease or otherwise dispose of it at public or private sale. If notification of intended disposition of Collateral is required by law, the requirements of reasonable notice will be met if notice of time and place of any public sale of Collateral, or the time after which any private sale or other intended disposition of Collateral is to be made, is mailed, postage prepaid, to the undersigned at least ten (10) days before the sale or disposition. All rights and remedies of the Holders after a default shall be cumulative. No waiver by a majority in interest of the Holders of any default will waive any other default or the same default on a different occasion.

     All notices and other communications in connection with this Note shall be sent in writing to the Holders or to the undersigned, as the case may be, at their respective addresses set forth below (or to such other address as either party shall notify the other party in writing), and any such notice or other communication shall be deemed delivered one (1) business day after being sent by nationally-recognized private courier, five (5) business days after being sent by certified U.S. mail, or upon actual receipt when sent by any other means.

     The undersigned irrevocably waives diligence in collection or protection, presentment, protest, notice of protest, demand, dishonor, default, non-payment, creation, and existence of any
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amounts due hereunder and any security or collateral for any amounts due hereunder, and all other matters or things relating to the amounts due hereunder, this Note, or any other agreement or instrument to which the undersigned and the Holders are parties.

     The principal amount of this Note shall be reduced by an amount equal to
(a) the costs and expenses (including legal fees) in excess of $50,000 incurred by C/R Catalog Corp. (the "Company") in connection with the transactions contemplated by that certain Agreement and Plan of Merger dated as of December 29, 1999 among the undersigned, the Company, ICOD Acquisition Corp and the Holders (the "Merger"); (b) costs and expenses in excess of $50,000 incurred by the Company to perform an audit of its financial statements for its fiscal years ending June 27, 1998 and June 26, 1999; and (c) costs and expenses incurred by the Holders under that certain Escrow Agreement dated as of the date hereof among the Holders, the undersigned and Chase Manhattan Bank and Trust Company, N.A., as escrow agent.

     If any provision of this Note is prohibited by or invalid under applicable law, that provision will be ineffective to the extent of the prohibition or invalidity, without invalidating the rest of that provision or the remaining provisions of this Note. This Note will be governed and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within California, without regard to the conflict of laws principles of California. Terms used herein relating to the Collateral, unless otherwise defined, shall have the meanings, if any, provided in the UCC. This Note shall bind the undersigned and the undersigned's successors and assigns, and will inure to the benefit of the Holders and their respective successors, legal representatives and assigns. No provision of this Note may be waived, amended, released or otherwise changed, except by a writing signed by the party against which enforcement is sought.
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     IN WITNESS WHEREOF, the undersigned has executed this Secured Promissory
Note as of the day and year written first above.

PETOPIA.COM, INC.


By: /s/ Andrea Reisman
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Name:  Andrea Reisman
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Title:  Chief Executive Officer
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Address:  1200 Folsom Street
          San Francisco, CA 94103